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                                                                Exhibit 99(h)(1)

                            ADMINISTRATION AGREEMENT
                             The Munder Funds, Inc.
                             The Munder Funds Trust
                       The Munder Framlington Funds Trust
                              St. Clair Funds, Inc.
                            The Munder @Vantage Fund

     AGREEMENT, made this 1st day of June, 2002, by and among The Munder Funds, Inc. ("Company"), on behalf of each of its series, The Munder Funds Trust ("Trust"), on behalf of each of its series, The Munder Framlington Funds Trust ("Framlington"), on behalf of each of its series, St. Clair Funds, Inc. ("St. Clair"), on behalf of each of its series, The Munder @Vantage Fund ("@Vantage") and Munder Capital Management ("Administrator"), a Delaware general partnership ("Agreement"). The Company, the Trust, Framlington, St. Clair and @Vantage are hereinafter referred to together as the "Fund Parties," unless the circumstances require otherwise.

     WHEREAS, the Company and St. Clair are each Maryland corporations and the Trust and Framlington are each Massachusetts business trusts and each Fund Party is authorized to issue shares in multiple series as set forth in Schedule A, as may be amended from time to time (each, a "Fund" and, collectively, the "Funds");

     WHEREAS, @Vantage is a Delaware business trust that issues shares of common stock in a single series and class (also a "Fund");

     WHEREAS, the Company, the Trust, Framlington and St. Clair are each registered as open-end management investment companies under the Investment Company Act of 1940, as amended ("1940 Act");

     WHEREAS, @Vantage is registered as a closed-end management investment company under the 1940 Act;

     WHEREAS, the Fund Parties wish to contract with the Administrator to provide certain administrative, accounting and compliance services with respect to the Funds, and the Administrator is willing to perform such services;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Fund Parties and the Administrator as follows:

1.   APPOINTMENT OF ADMINISTRATOR

     The Fund Parties hereby appoint the Administrator to act as administrator to the Funds for purposes of providing certain administrative, accounting and compliance services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

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     In the event that a Fund Party establishes one or more series other than the Funds listed on Schedule A hereto, with respect to which it wishes to retain the Administrator to act as administrator hereunder, it shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Funds) may be modified with respect to each additional Fund in writing by the applicable Fund Party and the Administrator at the time of the addition of the Fund.

2.   DELIVERY OF DOCUMENTS

     Each Fund Party will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements to each, if any:

     a.   The charter document and by-laws;

     b. The currently effective registration statements under the Securities Act of 1933, as amended ("1933 Act"), and the 1940 Act and the current prospectus(es) and statement(s) of additional information relating to all Funds and all amendments and supplements thereto as in effect from time to time;

     c. Upon request, certified copies of the resolutions of the Boards of Directors/Trustees of the Fund Parties ("Board") authorizing (1) each Fund Party to enter into this Agreement and (2) certain individuals on behalf of the Funds to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses; and

     d. Such other certificates, documents or opinions that the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.   REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

     The Administrator represents and warrants to the Fund Parties that:

     a. It is a Delaware general partnership duly organized under the laws of the State of Delaware;

     b. It has the power and authority to carry on its business in the State of Michigan;

     c. All requisite actions have been taken to authorize it to enter into and perform this Agreement;

     d. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement; and



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     e.   Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.   REPRESENTATIONS AND WARRANTIES OF THE FUND PARTIES

     The Fund Parties represent and warrant to the Administrator that:

     a. The Company and St. Clair are each corporations, duly organized and existing and in good standing under the laws of the State of Maryland.

     b. The Trust and Framlington are each business trusts, duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

     c. @Vantage is a business trust, duly organized and existing and in good standing under the laws of the State of Delaware;

     d. Each Fund Party has the power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

     e. All requisite actions have been taken to authorize each Fund Party to enter into and perform this Agreement;

     f.   Each Fund Party is an investment company registered under the 1940
          Act;

     g. A registration statement under the 1933 Act and the 1940 Act has been filed with respect to each Fund and each registration statement is effective and will remain effective during the term of this Agreement. The Fund Parties also warrant to the Administrator that as of the effective date of this Agreement, all necessary filings under the federal securities laws and under the securities laws of the states in which each Fund offers or sells its shares have been made;

     h. No legal or administrative proceedings have been instituted or threatened which would impair the ability of any Fund Party to perform its duties and obligations under this Agreement;

     i. Each Fund Party's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of that Fund Party or any law or regulation applicable to it; and

     j. As of the close of business on the date of this Agreement, the Company and St. Clair are authorized to issue shares of capital stock and the Trust, Framlington and @Vantage are authorized to issue an unlimited amount of shares of beneficial interest.

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5.   ADMINISTRATION SERVICES

     a. The Administrator shall provide the services listed in Schedule B, in each case, subject to the control, supervision and direction of the respective Board of Directors/Trustees for each of the Fund Parties and subject to any necessary review and comment by the Funds' auditors and legal counsel and in accordance with procedures or policies that may be established from time to time by and between the Fund Parties and the Administrator and approved by the respective Board of Directors/Trustees for each of the Fund Parties. The Administrator shall provide all office facilities and the personnel required by it to perform the services listed in Schedule B.

     b. In performing its duties hereunder, the Administrator shall act in accordance with the charters, by-laws, prospectus(es) and statement(s) of additional information for each of the Fund Parties and with instructions of the Board and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations, and will consult with legal counsel to the Funds, as necessary and appropriate.

     c. The Administrator is hereby authorized to retain third parties and is hereby separately authorized to delegate all or some its duties and obligations hereunder to such person or persons. The compensation of such person or persons shall be paid by the Administrator, as applicable, and no obligation shall be incurred on behalf of the Fund Parties in such respect. The Administrator shall be liable to the Fund Parties for the acts or omissions of such third parties as set forth in Section 8 hereunder. The division of the Administrator's duties and obligations hereunder between those to be delegated to a third party and those to be performed by the Administrator shall be in the Administrator's sole discretion and may be changed from time to time by the Administrator. To the extent any of the obligations of the Administrator is delegated to one or more third parties, the Fund Parties agree to take or cause to be taken any actions reasonably requested by the Administrator that may be necessary or appropriate in connection with such delegation.

6.   FEES; EXPENSES; EXPENSE REIMBURSEMENT

     The Administrator shall receive from the Fund Parties with respect to each Fund such compensation for the Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in Schedule A to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Funds shall reimburse the Administrator for its reasonable and fully documented out-of-pocket costs incurred in connection with this Agreement. The Fund Parties must notify the Administrator in writing of any contested amounts within ninety (90) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated. In the event of questions with respect to

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the calculation of the Administrator's fees hereunder or the billing of such fees, the parties agree to present a report to the Board of the affected Fund(s) at its next regularly scheduled meeting regarding the resolution of such questions to the extent that the amounts involved are material to the affected Fund(s).

     Each Fund (or Fund Party, as applicable) will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by each Fund (or Fund Party, as applicable), include, but are not limited to:

     a. Organizational expenses and costs of maintaining each Fund Party's existence;

     b. Cost of services of independent accountants and outside legal counsel (including such counsel's review of the Fund Parties' registration statement(s), proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement);

     c. Cost of any services contracted for by the Fund Parties directly from parties other than the Administrator and any sub-administrator;

     d. Cost of trading operations and brokerage fees, commissions, transfer fees and taxes in connection with the purchase and sale of securities for the Fund Parties; bank wires, the costs associated with third party foreign exchanges and items held in street name over record date at the request of traders, and investment advisory fees;

     e. Taxes, interest, insurance premiums, and other fees and expenses applicable to its operation;

     f. Costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees (including EDGAR filing fees, processing services and related fees) and the costs of preparation (excluding preparation functions to be provided by the Administrator under this Agreement as provided in Schedule B), printing and mailing of any proxy materials;

     g. Expenses of proxy solicitation, proxy tabulation and shareholder meetings;

     h. Costs incidental to Board meetings (excluding the costs of preparation of the agenda and Board materials), but including fees and expenses of Board members, legal and accounting fees;

     i. The salary and expenses of any officer, Director/Trustee or employee of the Fund Parties who is not an officer, director, shareholder or employee of the Administrator (or sub-administrator), the investment adviser, sub-adviser, transfer agent, custodian or distributor for any Fund;

     j. Costs incidental to the preparation (excluding preparation functions to be provided by the Administrator under this Agreement as provided in Schedule B),




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          filing (including EDGAR filing fees, processing services and related fees), printing and distribution of the Fund registration statements and any amendments thereto and shareholder reports;

     k. Cost of typesetting, printing and distributing prospectuses and statements of additional information provided to current shareholders and for regulatory purposes as well as the cost of typesetting, printing and distributing prospectuses and statements of additional information to prospective and current shareholders of the Funds for those classes of shares that have adopted a plan pursuant to Rule 12b-1 under the 1940 Act;

     l. Cost of preparation (excluding preparation functions to be provided by the Administrator under this Agreement as provided in Schedule B) and filing of the Fund Parties' tax returns and the preparation of financial statements, including the ones in the Form N-1A or N-2 (as applicable), Form N-30D and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws;

     m. All applicable registration fees, qualification fees, and filing fees (including levies, fines and other charges) required under federal and state securities laws;

     n. Cost of one or more independent pricing services used in computing the net asset value of each Fund and class;

     o.   Fidelity bond and directors' and officers' liability insurance;

     p.   Costs and expenses of Fund Party stationery and forms;

     q.   Trade association dues and expenses; and

     r.   Any extraordinary expenses and other customary Fund Party expenses.

     Each Fund Party agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for that Fund Party through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund Party's behalf, at the Fund Party's request or with the Fund Party's consent.

7.   INSTRUCTIONS AND ADVICE

     At any time, the Administrator may apply to any authorized officer of the Funds for instructions and may consult with outside counsel for the Funds or with the independent accountants for the Funds at the expense of the Funds with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Fund Parties, for any action taken or omitted by it in good faith in reliance upon any written instructions or advice or upon oral instructions or advice received from any authorized officer of the Funds, its independent accountants or outside counsel, provided the Administrator can produce sufficient contemporaneous evidence demonstrating receipt of such instructions or advice. The

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Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the applicable Fund Party. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.   LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Administrator shall be responsible for the performance of only such duties and services as are set forth in Schedule B of this Agreement and, except as otherwise provided in Sections 5 and 6, shall have no responsibility for the actions or activities of any other party, including other service providers.

     The Administrator shall not be liable for any error of judgment or mistake of law or for any loss, damage or expense suffered by a Fund Party, in connection with the matters to which this Agreement relates, except for losses, damages or expenses caused by or resulting from or attributable to (a) willful misconduct, bad faith or negligence on the Administrator's part (or on the part of any third party to whom the Administrator has delegated any of its duties and obligations pursuant to Section 5(c) hereunder) in the performance of its (or such third party's) obligations or duties or by reason of reckless disregard by the Administrator (or by such third party) of its obligations and duties under this Agreement (in the case of the Administrator) or under an agreement with the Administrator (in the case of such third party) or, (b) subject to Section 20 below, the Administrator's (or such third party's) refusal or failure to comply with the terms of this Agreement (in the case of the Administrator) or an agreement with the Administrator (in the case of such third party) or (c) a breach of any representation or warranty under this Agreement (in the case of the Administrator) or under an agreement with the Administrator (in the case of such third party). In no event shall the Administrator (or such third party) be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits or attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, even if the Administrator (or such third party) has been advised of the likelihood of such loss or damage and regardless of the form of action. For purposes of this Section 8, the Administrator shall include its officers and employees.

     The Administrator will indemnify and hold harmless the Fund Parties and their directors, trustees, officers, agents and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character caused by or resulting from or attributable to the Administrator's willful misconduct, bad faith or negligence in the performance of its obligations and duties under this Agreement or by reason of its reckless disregard thereof.

     Except to the extent that the Administrator may be held liable pursuant to this Section 8, the Administrator shall be not be responsible for, and the Fund Parties shall indemnify and hold harmless the Administrator and its officers, directors, employees, agents and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, reasonable attorneys' fees and other expenses, including, but not limited to, those arising out of or attributable to:

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     a.   Any and all actions of the Administrator or its officers or employees required to be taken pursuant to this Agreement;

     b. The reasonable reliance on or use by the Administrator or its officers, employees or agents of information, records, or documents that are received by the Administrator or its officers, employees or agents and furnished to it or them by third parties or on behalf of the Fund Parties by third parties, and which have been prepared or maintained by the Fund Parties or any third party on their behalf;

     c. A Fund Party's refusal or failure to comply with the terms of this Agreement or the Fund Party's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

     d. The breach of any representation or warranty of a Fund Party hereunder;

     e. The reliance on or the carrying out by the Administrator or its officers or agents of any instructions or advice in accordance with
          Section 7 hereof;

     f. Any delays, inaccuracies, errors in or omissions from information of data provided to the Administrator by data services, including data services providing information in connection with any third party computer system licensed to the Administrator, and by any corporate action services, pricing services or securities brokers and dealers;

     g. The offer or sale of shares by the Fund Parties in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Fund Parties or their other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund Parties prior to the effective date of this Agreement;

     h. Any failure of the Fund Parties' registration statements to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund's prospectus;

     i. The actions taken by the Fund Parties (or their investment adviser, sub-adviser or distributor) in compliance with applicable federal and state securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

     j. All actions, inactions, omissions, or errors caused by third parties to whom the Fund Parties have assigned any rights and/or delegated any duties under this Agreement at the specific request of or as required by the Board of




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          Directors/Trustees of the Fund Parties or a Fund's investments adviser, sub-adviser, transfer agent, custodian or distributor.

     The Fund Parties shall not be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if the Fund Parties have been advised of the likelihood of such loss or damage and regardless of the form of action, except when the Fund Parties are required to indemnify the Administrator pursuant to this Agreement.

     With respect to any claim for indemnification under this Agreement, the indemnifying party will be entitled to participate at its own expense in the defense of any suit brought to enforce any liability subject to such indemnification. In the event the indemnifying party elects to assume the defense of any such suit and retain counsel, the indemnified party, or any of its affiliated persons named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless
(i) the indemnifying party has specifically authorized the retaining of such counsel or (ii) the indemnified party shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

     Nothing in this Agreement is intended to limit, reduce, or otherwise affect the duties, responsibilities, and liabilities of the Administrator in providing services to the Funds under an investment advisory agreement by and between each of the Fund Parties and the Administrator, in its capacity as investment adviser to the Funds. The indemnification contained herein shall survive the termination of this Agreement.

9.   CONFIDENTIALITY; PRIVACY

     The Administrator agrees that, except as otherwise required by law or in connection with any disclosure required by law or applicable regulation, it will keep confidential all records and information in its possession relating to the Fund Parties or their shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the applicable Fund Party.

     The Fund Parties and the Administrator each agree to take all steps necessary to comply with applicable regulations protecting the privacy of nonpublic personal financial information ("Information") of "consumers" and "customers" of the Funds, as those terms are defined in Regulation S-P. To the extent the Fund Parties provide the Administrator with any Information to perform services or functions on their behalf, the Administrator agrees not to disclose or use any such information for any purpose other than to carry out the purposes for which the Funds disclosed the Information or as permitted by law in the ordinary course of business to carry out those purposes. In the event that the Administrator receives any such Information from the Funds, the Administrator agrees to adopt policies and procedures that address administrative, technical, and physical safeguards for the protection of Information of consumers or customers of the Funds. The Administrator will seek to include a similar provision in all agreements with third parties.

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10.  COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

     The Fund Parties assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to them.

     In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it (or any third party sub-administrator engaged by it) maintains for the Fund Parties shall at all times remain the property of the respective Fund Party, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it (or any third party sub-administrator engaged by it) maintains for the Fund Parties pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

11.  SERVICES NOT EXCLUSIVE

     The services of the Administrator to the Funds are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. However, the Administrator may provide similar services for other investment companies for which the Administrator does not also serve as the investment adviser only with the Board's prior approval, which shall not be unreasonably withheld. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund Parties from time to time, have no authority to act or represent the Fund Parties in any way or otherwise be deemed an agent of the Fund Parties.

12.  DURATION, TERMINATION AND AMENDMENT

     a. This Agreement shall become effective on the date first written above. Unless sooner terminated as provided in this Section 12, this Agreement shall continue in effect until one year after the date first written above. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year with respect to each Fund Party (and its respective Funds), provided that such continuance is specifically approved with respect to that Fund Party at least annually:

          (1) by a vote of a majority of those members of the Fund Party's Board of Directors/Trustees who are not parties to this Agreement or "interested persons" of such party; and

          (2) by the Fund Party's Board of Directors/Trustees or by a vote of a "majority of the outstanding voting securities" of the Fund Party; provided, however, that this Agreement may be terminated by a Fund Party at any time without the payment of any penalty, by vote of a majority of the entire Board of Directors/Trustees or a vote of a "majority of the outstanding voting securities" of the Fund Party, on sixty (60) days prior written notice to the Administrator or by the Administrator at any

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               time, without the payment of any penalty, on sixty (60) days prior written notice to the affected Fund Party or Fund Parties. As used in this Agreement, the terms "majority of outstanding voting securities" and "interested persons" shall have the same meaning as such terms have in the 1940 Act.

     b. Upon termination of this Agreement, the affected Fund Party or Fund Parties on behalf of their respective Funds shall pay to the Administrator such compensation and any reasonable and fully documented and agreed upon out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

     c. Notwithstanding the above, this Agreement will terminate automatically with respect to any Fund or Fund Party that is

          (1) the acquired fund under any agreement and plan of reorganization approved by the appropriate Board of Directors/Trustees and the shareholders of that Fund or Fund Party; or

          (2) liquidated in accordance with the terms of a plan of liquidation approved by Board of Directors/Trustees and the shareholders of that Fund or Fund Party, if applicable.

          The termination of this Agreement with respect to such Funds or Fund Parties will be effective on the closing date of the reorganization or liquidation, as applicable.

     d. Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund.

     e. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.  NOTICES

     Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Fund Parties: c/o Munder Capital Management, 480 Pierce Street, Birmingham, MI 48009, Attn:
General Counsel, fax: (248) 644-6361; if to the Administrator: Munder Capital Management, 480 Pierce Street, Birmingham, MI 48009, Attn: General Counsel, fax:
(248) 644-6361.

14.  NON-ASSIGNABILITY

     Except for an assignment to a subsidiary or affiliate of the Administrator, this Agreement shall not be assigned by the Administrator without the prior consent of the Fund Parties, although

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the Administrator may, without the prior consent of the Fund Parties, retain third parties and delegate to those third parties all or some of its duties and obligations under this Agreement.

15.  SUCCESSORS

     This Agreement shall be binding on and shall inure to the benefit of the Fund Parties and the Administrator and their respective successors and permitted assigns.

16.  ENTIRE AGREEMENT

     This Agreement, together with any written agreement of the parties entered into from time to time pursuant to Section 8, shall contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.  WAIVER

     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver, nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.  SEVERABILITY

     If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

19.  GOVERNING LAW

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Michigan.

20.  FORCE MAJEURE

     In the event the Administrator is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, act of terrorism, equipment failure, power failure or damage or other causes reasonably beyond its control, the Administrator shall not be liable for any loss, damage, cost, charge, counsel fee, payment, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse the Administrator from liability to the Funds for any and all losses, damages, costs, charges, counsel fees, payments and expenses, except for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), incurred by the Funds due to the non-performance or delay in performance by the Administrator of its duties and obligations under this Agreement if such non-performance or delay in performance could have been reasonably

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prevented by the Administrator through back-up systems and other procedures commonly employed by other administrators in the mutual fund industry, provided that the Administrator shall have the right, at all times, to mitigate or cure any losses.

21.  REPRODUCTION OF DOCUMENTS

     This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

The Munder Funds, Inc.                        Munder Capital Management
The Munder Funds Trust
The Munder Framlington Funds Trust
St. Clair Funds, Inc.
The Munder @Vantage Fund
on behalf of the Funds set forth in Schedule A
(as may be amended from time to time)


By: /s/ Stephen J. Shenkenberg               By: /s/ Peter K. Hoglund
   --------------------------                   ---------------------
Name:  Stephen J. Shenkenberg                Name: Peter K. Hoglund
Title: Vice President and Secretary          Title: Chief Administrative Officer

                                   SCHEDULE A

                                Fees and Expenses

Funds
-----
The Munder Funds, Inc.
         Munder Bio(Tech)/2/ Fund
         Munder Fund of Funds
         Munder Future Technology Fund
         Munder Large-Cap Value Fund
         Munder Large-Cap Growth Fund
         Munder Micro-Cap Equity Fund
         Munder MidCap Select Fund
         Munder Multi-Season Growth Fund
         Munder NetNet Fund
         Munder Power Plus Fund
         Munder Real Estate Equity Investment Fund
         Munder Small-Cap Value Fund
         Munder International Bond Fund
         Munder Money Market Fund

The Munder Framlington Funds Trust
         Munder Framlington Emerging Markets Fund
         Munder Framlington Healthcare Fund
         Munder Framlington International Growth Fund

The Munder Funds Trust
         Munder Balanced Fund
         Munder Bond Fund
         Munder Index 500 Fund
         Munder International Equity Fund
         Munder Intermediate Bond Fund
         Munder Michigan Tax-Free Bond Fund
         Munder Small Company Growth Fund
         Munder Tax-Free Bond Fund
         Munder Tax-Free Short-Intermediate Bond Fund
         Munder Cash Investment Fund
         Munder Tax-Free Money Market Fund
         Munder U.S. Government Income Fund
         Munder U.S. Treasury Money Market Fund

St. Clair Funds, Inc.
         Munder Institutional S&P 500 Index Equity Fund
         Munder Institutional S&P MidCap Index Equity Fund
         Munder Institutional S&P SmallCap Index Equity Fund
         Munder Institutional Money Market Fund

         Munder Institutional Government Money Market Fund
         Liquidity Plus Money Market Fund

The Munder @Vantage Fund

Fees
----

I.   Standard Basis Point Fees

ANNUAL FEES - RETAIL FUNDS

     First $2.8 Billion of Funds' Net Assets                  14.10 Basis Points
     Next $2.2 Billion of Funds' Net Assets                   13.10 Basis Points
     Next $5.0 Billion of Funds' Net Assets                   12.90 Basis Points
     Next $2.5 Billion of Funds' Net Assets                   8.00 Basis Points
     Thereafter                                               7.00 Basis Points
     Per Fund Minimum                                         $75,000

The retail funds complex minimum fee will be calculated by multiplying the per fund minimum fee by the number of retail funds. Munder Capital will charge the greater of the retail complex basis point fee or the retail complex minimum fee.

ANNUAL FEES - INSTITUTIONAL FUNDS (All St. Clair Funds, Inc. portfolios except Liquidity Plus Money Market Fund)

     First $3 Billion of Funds' Net Assets                    5.10 Basis Points
     Next $3 Billion of Funds' Net Assets                     4.90 Basis Points
     Thereafter                                               4.65 Basis Points
     Annual Complex Minimum                                   None

The foregoing fees shall not exceed, between June 1, 2002 and May 31, 2003, the sum of (a) $3.9 million and (b) the standard basis point and complex minimum fees payable to the Funds' sub-administrators. The basis point fees are annual charges billed and payable monthly based on average monthly net assets. Basis point fees will be calculated on a complex basis and allocated as a percentage of each Funds' average net assets.

II.  Leverage Fee

An additional fee of $10,000 will be charged to each Fund for leverage monitoring and additional financial statement preparation required for Funds that utilize leverage.

III. Special Services

Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for self-directed securities lending transactions, non-standard SaFiRe financial reporting, Gateway reporting system, master/feeder accounting and other special items will be negotiated separately. New funds added to the family will be separately negotiated.

IV.  Payment

The above fees will be charged against the Funds' custodian checking account five (5) days after the invoice is delivered to the Funds' offices, unless otherwise instructed. If instructed otherwise, all open invoices in excess of 10 days after the invoice is mailed will accrue interest daily at the Fed Funds Rate.

THE MUNDER FUNDS, INC.                              MUNDER CAPITAL MANAGEMENT.
THE MUNDER FUNDS TRUST
THE MUNDER FRAMLINGTON FUNDS TRUST
ST. CLAIR FUNDS, INC.
MUNDER @VANTAGE FUND


BY:      /s/ Stephen J. Shenkenberg        BY:      /s/ Peter K. Hoglund
         --------------------------                 --------------------
Name:    Stephen J. Shenkenberg            Name:    Peter K. Hoglund
Title:   Vice President and Secretary      Title:   Chief Administrative Officer
Date:    June 1, 2002                      Date:    June 1, 2002

                                   SCHEDULE B

                                    Services

The Administrator shall provide the services below, in each case, subject to the respective control, supervision and direction of the respective Board of Directors/Trustees for each of the Fund Parties and subject to any necessary review and comment by the Funds' auditors and legal counsel and in accordance with procedures which may be established from time to time by and between the Fund Parties and the Administrator and approved by the respective Board of Directors/Trustees for each of the Fund Parties.

General

     a. Provide operational management, including development of guidelines and procedures to improve overall compliance by the Funds and their various agents and coordination of communication between, and monitoring of reports submitted by, the various service providers.

     b. Subject to supervision of the respective Board of Directors/Trustees for each of the Fund Parties, propose and carry out policies directed at operational problem inquiry and resolution concerning actual or potential compliance violations, valuation of complex securities, securities trading in problematic markets or correction of pricing errors.

     c.   Furnish officers for the Funds, subject to Board approval.

     d. Prepare reports relating to the business and affairs of the Funds as may be mutually agreed upon and not otherwise prepared by the Funds' investment adviser, sub-adviser, transfer agent, distributor, custodian, legal counsel or independent accountants.

     e. Provide consultation on regulatory matters relating to portfolio management, Fund operations and any potential changes in the Funds' investment policies, operations or structure.

     f.   Prepare statistical and research data and reports, as required.

     g. Respond to, or refer to the Funds' officers or transfer agent, shareholder inquiries relating to the Funds, including responding to telephone inquiries and written correspondence. Create and maintain a website to provide account and fund-related information to Fund shareholders.

     h. For new Funds, obtain Employer or Taxpayer Identification Number and CUSIP numbers, as necessary. Estimate organization costs and expenses and monitor against actual disbursements.

     i. Assist with the administration of financing related to any Distribution and Service Plan or Service Plan, whether or not adopted under Rule 12b-1.

     j. Periodically review Board of Directors/Trustees deferred compensation plan and statements being sent to them under the deferred compensation plan.

Monitoring Service Providers

     a. Coordinate and manage the work relationships among all service providers to the Fund Parties.

     b. Negotiate and oversee service provider contracts, including, but not limited to, securities lending, sub-administration, sub-accounting, networking, and fund supermarket agreements.

     c. Act as liaison to legal counsel to the Funds and, where applicable, to legal counsel to the independent members of the Board.

     d. Make such reports and recommendations to the Board concerning the performance and fees of the Funds' investment adviser, sub-adviser, sub-administrator, transfer agent, distributor and custodian as the Board may reasonably request or deems appropriate.

     e. Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request.

Fund Accounting

     a. Oversee the determination and publication of the net asset value of each Fund and class in accordance with the valuation procedures and policies adopted from time to time by the Board.

     b. Account for dividends and interest received and distributions made by the Funds.

     c.   Prepare daily trial balances.

     d. Maintain general investment ledger and capital stock accounts and provide selected general ledger reports, portfolio transactions, position and income reports.

     e. Calculate, submit for review by officers of the Funds, and arrange for the payment of fees to the Funds' investment adviser, sub-adviser, sub-administrator, transfer agent, distributor and custodian.

     f.   Prepare and manage expense budgets for each of the Fund Parties.

     g. Review calculation of, submit for approval by officers of the Funds and arrange for payment of the expenses of each of the Funds.

     h. Prepare Fund and class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g. advisory, sub-advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors/trustees' fees, etc.).

     i. Arrange for and monitor, if directed by the appropriate officers of the Fund Parties, the payment of the each Fund Party's and each Fund's or class' expenses (pursuant to each Fund Party's Rule 18f-3 plan).

     j. Prepare performance information calculated in accordance with applicable federal securities law standards and furnish to each of the Fund Parties, or others (including external databases) as directed by the Fund Parties, such information as may be reasonably requested.

     k. Provide index and other benchmark performance information to each of the Fund Parties as may be reasonably requested.

     l. Provide domestic and/or international reports, as mutually agreed upon.

Financial and Tax Reporting

     a. Consult with the Funds' officers, independent accountants, legal counsel, investment adviser, sub-adviser, transfer agent, distributor and custodian, as appropriate, in establishing the accounting policies of the Funds.

     b. Prepare federal, state and local income tax returns for each of the Fund Parties, for review by the Funds' independent accountants and filing by the Funds' treasurer and coordinate the independent accountant's annual audit of the Fund Parties. Prepare and file Federal Excise Tax Return (Form 8613). Obtain all information concerning foreign tax filings prepared and filed in foreign jurisdictions with respect to the Funds.

     c. Prepare, for review by an officer of and legal counsel for the Funds, periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-30D, Form N-SAR and financial information required by Form N-1A or N-2 (as applicable) and such other reports, forms or filings as may be mutually agreed upon.

     d. Prepare, for review and approval by officers of the Funds, financial information for the Funds' semi-annual and annual reports, proxy statements and other communications required to be sent to Fund shareholders, and coordinate and arrange for the printing and dissemination of such reports and communications to shareholders.

     e. Review implementation of any dividend reinvestment programs authorized by the Board.

     f. Calculate dividend and capital gains distributions in accordance with policies detailed in the prospectus(es) and statement(s) of additional information for the Funds. Assist in making final determinations of distribution amounts.

     g. Estimate and recommend dividend and capital gain distributions necessary for each Fund to avoid the excise tax on undistributed income of a regulated investment company ("RIC") under Section 4982 of the Internal Revenue Code of 1986, as amended ("Code").

     h. Provide Form 1099-MISC to persons other than corporations (i.e., Directors/Trustees) to whom a Fund Party paid more than $600 during the year.

Portfolio Compliance

     a. Monitor and periodically test each Fund's compliance with investment restrictions (e.g., issuer or industry diversification, concentration, etc.) listed in the current prospectus(es) and statement(s) of additional information.

     b. Monitor and periodically test, including on required quarterly testing dates, each Fund's compliance with the requirements of Section 851 of the Internal Revenue Code and applicable Treasury Regulations for qualifications as a RIC.

     c. Monitor each investment adviser and sub-adviser's compliance with Board directives such as Rule 10f-3, Rule 17a-7, and Rule 17e-1 procedures and Rule 12d3-1 compliance, if applicable.

     d. Mail quarterly requests for "Securities Transaction Reports" to all "access persons" under the terms of the Fund Parties' code of ethics and SEC regulations.

     e. Prepare, distribute and utilize in compliance training sessions, comprehensive compliance materials, including compliance manuals and checklists, subject to review and comment by the Funds' legal counsel and develop and assist in developing guidelines and procedures to improve overall compliance by the Fund Parties and their various agents.

Regulatory Affairs and Corporate Governance

     a. Oversee the maintenance by the Funds' custodian of certain books and records of the Funds as required under Rule 31a-1(b) of the 1940 Act.

     b. Maintain a general corporate calendar for each of the Fund Parties and, with respect to each Fund, create and maintain all records required by Section 31 of the 1940 Act and Rules 31a-1 and 31a-2 thereunder, except those records that are maintained by the Funds' investment adviser, sub-adviser, transfer agent, distributor and custodian.

     c. Prepare, update and maintain copies of documents, such as charter documents, by-laws and foreign qualification filings.

     d.   Maintain copies of the charters and by-laws of the Fund Parties.

     e. File annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of "President's letters" to shareholders and "Management's Discussion of Fund Performance" (which shall also be subject to review by the Funds' counsel).

     f. Subject to review and comment by the Funds' legal counsel, prepare agenda and background materials for Board meetings, make presentations where appropriate, prepare minutes and follow-up on matters raised at Board meetings.

     g.   Organize, attend and prepare minutes of shareholder meetings.

     h. Review and monitor the fidelity bond and errors and omissions insurance coverage and the submission of any related regulatory filings.

     i. Establish procedures pursuant to federal laws and regulations as necessary to monitor for and prevent the use of the Funds for money laundering or other illegal purposes and make appropriate reports to the Board concerning the foregoing.

     j. Maintain continuing awareness of significant emerging regulatory and legislative developments that may affect the Funds, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate.

     k. Counsel and assist the Fund Parties in the handling of routine regulatory examinations and work closely with the Funds' legal counsel in response to any non-routine regulatory matters.

     l. Prepare required documentation and make filings with the applicable state securities administrators at the specific direction of the Funds and in accordance with the securities laws of each jurisdiction in which Fund shares are to be offered or sold pursuant to instructions given to the Administrator by the Funds. Such filings include, but are not limited to:

          (1) a Fund's initial notices, the prospectus(es) and statement(s) of additional information and any amendments or supplements thereto where required;

          (2) renewals and amendments to registration statements where required;

          (3)  a Fund's sales reports where required;

          (4) payment at the expense of the Funds of all Fund Notice Filing fees;

          (5)  annual reports and proxy statements where required; and

          (6) such additional services as the Administrator and the Funds may agree upon in writing.

     m. Subject to review and comment by the Funds' legal counsel, prepare and file with the SEC amendments and supplements to the registration statements for the Funds, including updating the prospectus(es) and statement(s) of additional information, where applicable.

     n. Subject to review and comment by the Funds' legal counsel, prepare and file with the SEC proxy statements and provide consultation on proxy solicitation matters.

     o. Subject to review and comment by the Funds' legal counsel, prepare and file with the SEC Form N-SAR filings and Rule 24f-2 notices.

     p. Subject to review and comment by the Funds' legal counsel, prepare and file with the SEC Form N-23-c-3.

     q. Subject to review and comment by the Funds' legal counsel, review and provide assistance on Fund advertisements, sales literature and shareholder communications.

     r. Oversee, prepare reports and provide periodic testing of the liquidity of the @Vantage Fund's portfolio with respect to limitations imposed on periodic tender offers by the Fund pursuant to Rule 23c-3 under the 1940 Act. Work in conjunction with the @Vantage Fund's investment adviser and legal counsel as necessary or appropriate in this regard.